Exhibit 2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Annual Report on Form 18-K of Development Bank of Japan Inc. of our report dated June 20, 2011 (June 23, 2011 as to Note 32) relating to the consolidated financial statements of Development Bank of Japan Inc. as of March 31, 2011 and 2010, and for the years ended March 31, 2011 and 2010, and to the reference to us under the heading “MANAGEMENT” in such report.

We also consent to the incorporation by reference of such report in Registration Statement No. 333-154791 under Schedule B of the Securities Act of 1933 filed by Development Bank of Japan Inc. and Japan with the Securities and Exchange Commission on October 28, 2008.

/s/ Deloitte Touche Tohmatsu LLC
Deloitte Touche Tohmatsu LLC
Tokyo, Japan
September 9, 2011